OPERATOR’S AGREEMENT

THIS AGREEMENT dated effective as of the 18th day of August, 2005

AMONG:

Minera Rio Tinto, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Pascual Orozco No. 2117 – A Chihuahua, State of Chihuahua, Mexico 31310,

 (hereinafter referred to as, “MRT")

AND:

Sunburst de Mexico, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Suite 5, Avenida del Mar No.1022 Zona Costera, Mazatlan, State of Sinaloa, Mexico,

(hereinafter referred to as “Sunburst de Mexico")

WHEREAS:

A.

MRT has caused the assignment to Sunburst de Mexico of all of MRT’s rights, interests and title in and to the Cieneguita Property (described in Appendix I attached hereto) located in the State of Chihuahua, Mexico,

B.

MRT is a mining corporation specializing in the provision of competent and accredited professional engineering and consultancy mining services to persons engaged in the mining exploration and exploitation industry in Mexico,

C.

Sunburst de Mexico wishes to engage MRT as the Operator of the Cieneguita Property and MRT wishes to accept such engagement, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.

INTERPRETATIONS AND DEFINITIONS

In this Agreement the following words, phrases and expressions shall have the following meanings:

(a)

 “Budget” means a detailed estimate of all costs to be incurred in or related to the Properties with respect to a Program (and a schedule of cash advances to be made by Sunburst de Mexico).

(b)

“Cieneguita Property” means the mineral properties that become subject to this Agreement on the Operative Date, more particularly described in Appendix I attached hereto, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

(c)

“Completion Date” means the date determined by Sunburst de Mexico on which it is demonstrated to its satisfaction that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

(d)

“Construction” means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and Production Notice related thereto, as approved by Sunburst de Mexico.

(e)

“Construction Period” means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

(f)

“Costs” means, except as to Prior Exploration Costs, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.  Without limitation, the following categories of Costs shall have the following meanings:

(i)

“Construction Costs” means those Costs recorded by the Operator during the Construction Period including, without limitation, the Operator’s fee contemplated in clause 7.1.;

(ii)

“Exploration Costs” means those Costs recorded by the Operator during the Exploration Period including, without limitation, the Operator’s fee contemplated in clause 7.1.;

(iii)

“Mine Costs” means Construction Costs and Operating Costs; and

(iv)

“Operating Costs” means those Costs recorded by the Operator subsequent to the Completion Date, including, without limitation, the Operator’s fee contemplated in clause 7.1.;

(g)

“Exploration Period” means the period beginning the Operative Date and ending the date a Production Notice is given and Construction Costs are fully committed.

(h)

“Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(i)

a description of that part of the Property to be covered by the proposed Mine;

(ii)

the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(iii)

the proposed procedure for development, mining and production;

(iv)

results of ore amenability treatment tests (if any);

(v)

the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(vi)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(vii)

all environmental impact studies and costs of implementation;

(viii)

the period in which it is proposed the Property shall be brought to commercial production; and

(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(i)

 “Mine” means the workings established and assets acquired, including, without limitation, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

(j)

“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(k)

“Mining Operations” means every kind of work done by the Operator:

(i)

on or in respect of the Property in accordance with a Program or Production Notice or Operating Plan; or

(ii)

if not provided for in a Program or Production Notice or Operating Plan unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which Sunburst de Mexico has not given it directions;

including, without limitation, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation and environmental protection.

(l)

“Net Proceeds of Production” shall have the meaning attributed to it in Appendix II attached hereto;

(m)

 “Operating Plan” means the annual plan of Mining Operations submitted pursuant to clause 10.

(n)

“Operating Year” means a calendar year or such other fiscal year as the Operator may determine.

(o)

“Operative Date” means the date upon which this Agreement becomes effective.

(p)

“Operator” means MRT or any successor or nominee of MRT authorized in writing by Sunburst de Mexico.

(q)

 “party” or “parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

(r)

 “Production Notice” means a notice which is given pursuant to Section 6.

(s)

“Program” means the work plan and budget of Mining Operations conducted during the Exploration Period.

2.

ENGAGING OF OPERATOR

2.1.

Sunburst de Mexico hereby engages MRT as the Operator of the Cieneguita Property. MRT may resign as Operator on at least 90 days’ notice to Sunburst de Mexico.

2.2.

Sunburst de Mexico may remove MRT as Operator, effective the date designated by Sunburst de Mexico, if

(a)

MRT makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)

a court order is entered without MRT’s consent:

(i)

appointing a receiver or trustee for all or substantially all of its property; or

(ii)

approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or

(c)

MRT is in default of a material provision of this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from Sunburst de Mexico.

2.3.

If MRT resigns or is removed as Operator, Sunburst de Mexico shall thereupon select another Operator effective the date established by Sunburst de Mexico.

2.4.

The new Operator shall assume all of the rights, duties, liabilities, and status of the previous Operator as provided in this Agreement.  The new Operator shall have no obligation to hire any employees of the former Operator resulting from this change of Operator.

2.5.

Upon ceasing to be Operator, the former Operator shall forthwith deliver to the new Operator custody of all assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

3.

RIGHTS, DUTIES AND STATUS OF OPERATOR

3.1.

The Operator in its operations hereunder shall be deemed to be an independent contractor.  The Operator shall not act or hold itself out as agent for Sunburst de Mexico nor make any commitments on behalf of Sunburst de Mexico unless specifically permitted by this Agreement or directed in writing by Sunburst de Mexico.

3.2.

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of Sunburst de Mexico and in accordance with this Agreement.

3.3.

The Operator shall manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports and Production Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by Sunburst de Mexico and in connection therewith shall, in advance if reasonably possible, notify Sunburst de Mexico of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify Sunburst de Mexico so soon thereafter as is reasonably possible.

3.4.

The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose.  In so doing the Operator shall:

(a)

comply with the provisions of all agreements or instruments of title under which the Cieneguita Property or assets are held;

(b)

pay all Costs properly incurred promptly as and when due;

(c)

keep the Cieneguita Property and assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)

with the approval in writing of Sunburst de Mexico prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that Sunburst de Mexico may, at its own discretion, join or act directly in the prosecution or defence at its own expense;

(e)

perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Cieneguita Property in good standing,

(f)

maintain books of account in accordance with generally accepted accounting principles provided that the judgment of the Operator as to matters related to the accounting, shall govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(g)

perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal state and municipal laws of Mexico, and this Agreement;

(h)

prepare and deliver the reports provided for in this Agreement; and

(i)

have such additional duties and obligations as Sunburst de Mexico may from time to time determine.

4.

EXPLORATION PROGRAMS

4.1.

The Operator shall prepare draft Programs for consideration by Sunburst de Mexico.  Unless otherwise agreed to by Sunburst de Mexico, each Program shall cover a period of six months.  The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to Sunburst de Mexico by no later than 60 days prior to the period to which the draft Program relates.  Each draft Program shall be accompanied by such reports and data as are reasonably necessary for Sunburst de Mexico to evaluate and assess the results from the Program for the then current six-month period and, to the extent not previously delivered, from earlier Programs.

4.2.

Sunburst de Mexico shall review the draft Program prepared and, if it deems fit, adopt the Program, with such modifications, if any, as Sunburst de Mexico deems necessary.  The Operator shall be entitled to an allowance for a Cost overrun of 10 percent, in addition to any budgeted Exploration Costs, and any Costs so incurred shall be deemed to be included in the Program, as adopted.

4.3.

On the basis of the approved Program and Budget, the Operator shall submit to Sunburst de Mexico prior to the last day of each month, a billing for estimated cash requirements for the next month.  Within 10 days after receipt of each billing, Sunburst de Mexico shall advance to the Operator the estimated amount.  The Operator shall promptly submit to Sunburst de Mexico billings for all other authorized expenditures as they are incurred.  Time is of the essence in payment of such billings.

4.4.

If the Operator suspends or prematurely terminates a Program, any funds advanced in excess of Exploration Costs incurred prior to the suspension or premature termination shall be refunded to Sunburst de Mexico within 60 days of the suspension or premature termination.  Unless approved by Sunburst de Mexico, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 110 percent of any budgeted Exploration Costs.

4.5.

Unless otherwise directed by Sunburst de Mexico, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.

4.6.

If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following shall apply:

(a)

the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

(b)

Sunburst de Mexico, within 15 days following the date by which the Operator’s draft Program or revised Program was due, submit a draft Program for the subject period;

(c)

Sunburst de Mexico shall review the draft Program and, if it deems fit, adopt the Program with such modifications, if any, as Sunburst de Mexico deems necessary;

(d)

following the completion of the Program the former Operator shall automatically become the Operator.

5.

FEASIBILITY REPORT

5.1.

A Feasibility Report shall only be prepared with the approval of Sunburst de Mexico.  The Operator shall provide copies of the completed Feasibility Report to Sunburst de Mexico forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from the immediately preceding Program and not contained in the Feasibility Report.

5.2.

Notwithstanding the provisions of paragraph 5.1., if Sunburst de Mexico is of the view that a Feasibility Report should be prepared, Sunburst de Mexico shall give notice thereafter to the Operator and the Operator shall prepare the Feasibility Report.

5.3.

Sunburst de Mexico and the Operator shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity, with the Feasibility Report is feasible or desirable.

6.

PRODUCTION NOTICE

6.1.

The Operator shall call Sunburst de Mexico to consider the Feasibility Report for a date no sooner than three months and no later than six months, after the Feasibility Report was provided..

6.2.

Sunburst de Mexico shall consider the Feasibility Report prepared and may approve the Feasibility Report, with such modifications, if any, as it considers necessary or desirable, together with an estimate of Construction Costs.  If a Feasibility Report is approved as aforesaid the Operator shall forthwith cause a Production Notice to be given to Sunburst de Mexico stating that Sunburst de Mexico has approved that a Mine be established and brought into production in conformity with the Feasibility Report and estimated Construction Casts as so approved.

7.

OPERATOR’S FEE

7.1.

The Operator may charge the following sums in return for its head office overhead functions which are not charged directly:

(a)

with respect to Programs:

(i)

2% for each individual contract which expressly includes an overhead charge by the party contracted;

(ii)

5% for each individual contract which exceeds $50,000 and is not subject to clause 7.1. (a)(i) hereof;

(iii)

15% of all other Costs not included in clauses 7.1. (a)(i) and (ii);

(b)

with respect to Construction: 2 % of all other such Costs;

(c)

subsequent to the Completion Date: 3.5% of Operating Costs.

7.2.

The Operator will be entitled to an Operator’s bonus equal to 10% of the Net Proceeds of Production, as defined in Appendix II attached hereto, for any quarter where Operating Cash Costs averages an amount equal to or lesser than $230 US per oz of gold commercially produced from the Property. The Operator’s bonus will be paid within 30 days from receipt by Sunburst de Mexico of proceeds of sale of Minerals effectively produced for the respective quarter. The cost for estimating the Net Proceeds of Production, will be similar to what the mining industry defines as the  mine production cash cost. No interest, exploration or construction cost will be included in estimation the Net Proceeds of Production to calculate de Operator’s Production Bonus.

.

7.3.  The Operator and Sunburst Mexico shall account and properly record all Costs incurred in Mining Operations in accordance with accounting principles generally accepted in the mining industry in Canada. The calculation of the Operator’s fee and the Operators bonus set out in Subsections 7.1. and 7.2. shall be determined in accordance with such accounting principles.

8.

MINE FINANCING

8.1.

Sunburst de Mexico may pledge, mortgage, charge or otherwise encumber its interest in the Cieneguita Property in order to secure moneys borrowed and used by it for the sole purpose of enabling it to finance its mining operations under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes.

9.

CONSTRUCTION

9.1.

Sunburst de Mexico shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given.  Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of Sunburst de Mexico to cause such other reasonable variations in Construction to be made as Sunburst de Mexico deems necessary and advisable.

10.

OPERATION OF THE MINE

10.1.

Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

10.2.

With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to Sunburst de Mexico not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates.  Each Operating Plan Shall contain the following:

(a)

a description of the proposed Mining Operations;

(b)

a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)

an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)

such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

10.3.

Upon request of Sunburst de Mexico the Operator shall meet with Sunburst de Mexico to discuss the Operating Plan and shall provide such additional or supplemental information as Sunburst de Mexico may reasonably require with respect thereto.

10.4.

Sunburst de Mexico shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that Sunburst de Mexico may from time to time and any time amend any Operating Plan.

10.5.

The Operator may include in the estimate of Mine Costs the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended.  Such continuing obligations shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Mining Operations. The payment of such continuing obligations shall be made on the basis of units of production, and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring.  Sunburst de Mexico shall contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by Sunburst de Mexico).  The amount contributed from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

11.

PAYMENT OF MINE COSTS

11.1.

The Operator may invoice Sunburst de Mexico, from time to time, for Construction Costs or Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to the estimated cash disbursements to be made during the month.  Sunburst de Mexico shall pay the Construction Costs or Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice.

12.

DISTRIBUTIONS

12.1.

Upon implementation of any Production Notice, the Operator on behalf of the parties hereto shall be empowered to sell, as agent of Sunburst de Mexico, all Minerals obtained from the Cieneguita Property.

12.2.

All distributions of Distributable Cash shall be paid to Sunburst de Mexico. The Distributable Cash shall be so distributed quarterly or on more frequent regular or irregular intervals as determined by Sunburst de Mexico from time to time. The records relating to the calculation of proceeds from the sale of Minerals may, at the request of Sunburst de Mexico, be audited annually at the end of each Operating Year or at any time as determined by Sunburst de Mexico.  Any adjustments required by such audit shall be made forthwith and a copy of the audited statements shall be delivered to Sunburst de Mexico.  Sunburst de Mexico shall, at reasonable times and upon reasonable notice in writing to the Operator, have the right to inspect, audit and copy the Operator’s accounts and records relating to the determination of proceeds from the sale of Minerals for any Operating Year within 12 months following the end of such Operating Year.  All such accounts and records shall be deemed to be correct and accurate unless questioned by Sunburst de Mexico within 12 months following the end of the Operating Year to which the accounts relate.  Sunburst de Mexico shall make all reasonable efforts to conduct audits in a manner which shall result in a minimum of inconvenience to the Operator.

13.

TERMINATION OF MINING OPERATIONS

13.1.

The Operator may, at any time subsequent to the Completion Date, on at least 30 days notice, recommend that Sunburst de Mexico approve that the Mining Operations be suspended.  The Operator’s recommendation shall include a plan and budget (in this article  called the “Mine Maintenance Plan”), in reasonable detail, of the activities to be performed, to maintain the assets and Property during the period of suspension and the Costs to be incurred.  Sunburst de Mexico may at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator’s recommendation with such changes to the Mine Maintenance Plan as Sunburst de Mexico deems necessary.  Sunburst de Mexico may cause Mining Operations to be resumed at any time.

13.2.

The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to Sunburst de Mexico, recommend that Sunburst de Mexico approve the permanent termination of Mining Operations.  The operator’s recommendation shall include a plan and budget (in this article  called the “Mine Closure Plan”), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Cieneguita Property, as required by applicable law, regulation or contract by reason of this Agreement.  Sunburst de Mexico may approve the Operator’s recommendation with such changes to the Mine Closure Plan as Sunburst de Mexico deems necessary.

13.3.

If Sunburst de Mexico approves the Operator’s recommendation as aforesaid, it shall cause the Operator to:

(a)

Implement the Mine Closure Plan, whereupon Sunburst de Mexico shall be committed to pay such Costs as may be required to implement that Mine Closure Plan;

(b)

remove, sell and dispose of such assets as may reasonably be removed and disposed of profitably and such other assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)

sell, abandon or otherwise dispose of the assets and the Cieneguita Property.

13.4.

The disposal price for the assets and the Cieneguita Property shall be the best price reasonably obtainable and the net revenues, if any, from the removal and sale shall be credited to Sunburst de Mexico.

13.5.

If Sunburst de Mexico does not approve the Operator’s recommendation contemplated in paragraph 13.1., the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan.

14.

THE PROPERTY

14.1.

Subject to the underlying agreement signed in respect to the Cieneguita Property, title to the Cieneguita Property shall be held in the name of Sunburst de Mexico. Sunburst de Mexico shall have the right to receive, forthwith upon making demand therefor from the Operator, such documents as it may reasonably require to confirm its interest.

15.

INFORMATION AND DATA

15.1.

At all times during the subsistence of this Agreement the duly authorized representatives of Sunburst de Mexico shall, at their sole risk and expense and at reasonable intervals and times, have access to the Cieneguita Property and to all technical records and other factual engineering data and information relating to the Cieneguita Property which is in the possession of the Operator.

15.2.

During the Exploration Period while Programs are being carried out, the Operator shall furnish Sunburst de Mexico with monthly progress reports and with a final report within 60 days following the conclusion of such Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  During the Construction Period and during the implementation of an Operating Plan the Operator shall provide monthly progress reports to Sunburst de Mexico, which report shall include information on any changes or developments affecting the Mine that the Operator considers are material.

15.3.

All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of Sunburst de Mexico, which consent shall not unreasonably be withheld.

16.

LIABILITY OF THE OPERATOR

16.1.

Subject to Section 3, Sunburst de Mexico shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

16.2.

Notwithstanding paragraph 16.1., the Operator shall not be indemnified nor held harmless by Sunburst de Mexico for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

16.3.

An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)

at the direction of, or with the concurrence of, Sunburst de Mexico; or

(b)

unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or wilful misconduct.

17.

INSURANCE

17.1.

Commencing on the Operative Date, Sunburst de Mexico shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as Sunburst de Mexico in its discretion deems advisable.  The Operator shall, upon the written request of Sunburst de Mexico provide it with evidence of that insurance.

17.2.

Paragrap17.1.  shall not preclude any party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

17.3

All invoices, notices, consents and demands under this Agreement shall be in Writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for Sunburst de Mexico specified in this Agreement or to such addresses as Sunburst de Mexico may from time to time specify by notice.  Any notice delivered or sent by fax shall be deemed to have been given and received on the business day next following the date of delivery or transmission.  Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

18.

WAIVER

18.1.

No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged.  Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

19.

AMENDMENTS

19.1.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

20.

TERM

20.1.

This Agreement may be terminated by Sunburst de Mexico giving a 30 day’s written notice to the Operator.  Termination of this Agreement shall not, however, relieve the Operator from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

21.

SUCCESSORS AND ASSIGNS

21.1.

This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.

GOVERNING LAW

22.1.

This Agreement shall be governed by and interpreted in accordance with the laws of Mexico.

JUL-06-2006 THU 05:10 PM MCSI CONSULTING FAX No. 6046856940 P. 023
JUL-06-2006 12:41 SOHO RESOURCES CORP. 6046843829 P.20

- 14 -

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first mentioned above.

Signed and Delivered by authorized signatory of **SUNBURST MINING DE MEXICO, S.A. DE C.V.** in the presence of:

Witness (Signature)

ABRAHAM URIAS
Name (please print)

5042 CLIFFRIDGE AVE
Address

N. VANCOUVER, BC
City, Province / State

LAWYER (MEXICO)
Occupation

SUNBURST MINING DE MEXICO, S.A. DE C.V.

Per:
Authorized Signatory

Signed and Delivered by authorized signatory of **MINERA RIO TINTO, S.A. DEC.V.** in the presence of:

Witness (Signature)

Mariza Alarcón B.

Miguel Schultz # 3516
Address

Chihuahua, Chih. 31310, Mexico
City, Province / State

Manager Assistance
Occupation

MINERA RIO TINTO, S.A. DE C.V.

Per:
MARIO AYUB

APPENDIX I

THE CIENEGUITA PROPERTY

Name	Title Number	Area (Has)
Aurìfero	196356	492.00
Aurifero Norte	196153	60.00
La Maravilla	190479	48.00
Aquilón Uno	208339	222.00

APPENDIX II

NET PROCEEDS OF PRODUCTION

1.

OBLIGATION

1.1

If the Operator is entitled to the Operator’s bonus contemplated in clause 7.2. (the “Operator’s Bonus”) of this Agreement, the Operator’s Bonus shall be calculated as at the end of each calendar quarter subsequent to the Completion Date.

1.2

Sunburst de Mexico shall within 30 days of the date proceeds of sale of Minerals are received by Sunburst Mexico for the respective quarter:

(a)

pay to the Operator the Operator’s Bonus if the Operator is entitled to such Bonus in accordance with this Agreement;

(b)

deliver to the Operator a statement indicating:

(i)

the Gross Receipts during the calendar quarter;

(ii)

the deductions thereon made in the order itemized in subsection  of this Appendix II;

(iii)

the amount of Net Proceeds of Production remaining; and

(iv)

the amount of those Net Proceeds of Production to which the Operator is entitled;

1.3

Nothing contained in the Agreement or this Appendix II shall be construed as conferring on the Operator any right to or interest in any Property or assets except the right to receive the Operator’s Bonus as and when due.

2.

DEFINITIONS

2.1

Terms defined in the Agreement shall, subject to any contrary intention, bear the same meaning herein.

2.2

In addition to the definitions of the classes of Costs provided in paragraph  of the Agreement and without limiting the generality thereof:

(a)

“Distribution Costs” means all costs of:

(i)

transporting ore or concentrates from a Mine or a concentrating plant to a smelter, refinery or other place of delivery designated by the purchaser and, in the case of concentrates tolled, of transporting the concentrate or metal from a smelter or refinery to the place of delivery designated by the purchaser;

(ii)

handling, warehousing and insuring the concentrates and metal; and

(iii)

in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith.

(b)

“Interest Costs” means interest computed each calendar quarter and calculated as follows:

(i)

the average of the opening and closing monthly outstanding balances for each month during the quarter of the net unrecovered amounts of all costs in the classes enumerated in subparagraphs ,  and  of the Agreement, and in paragraphs , ,  and  of this Appendix II;

multiplied by:

(ii)

the Prime Rate plus two percent;

multiplied by:

(iii)

the number of days in the quarter;

divided by:

(iv)

the number of days in the Year;

(c)

“Marketing Costs” means such reasonable charge for marketing of , ores and concentrates sold or of concentrates tolled as is consistent with generally accepted industry marketing practices

(d)

“Taxes and Royalties” means all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government in connection with the Mining Operations if paid by Sunburst Mexico.

2.3

Wherever used in this Appendix II, “Gross Receipts” means the aggregate of all receipts, recoveries or amounts received by or credited to Sunburst de Mexico in connection with the sale of the concentrates derived from the Minerals produced from the Mine.

NET PROCEEDS OF PRODUCTION

2.4

“Net Proceeds of Production” means the Gross Receipts minus deductions therefrom, to the extent of but not exceeding the amount of those Gross Receipts, of the then net unrecovered amounts of the following classes of Costs made in the following itemized order:

(a)

Marketing Costs;

(b)

Distribution Costs;

(c)

Operating Costs;

(d)

Property Taxes  and Royalties;

it being understood that the deductions in respect of the Costs shall be based on those Costs as recorded by Sunburst de Mexico.

2.5

Any amount by which the aggregate of the Costs set out in paragraphs  in any quarter exceeds Gross Receipts for such quarter shall, together with any negative balance carried forward from the previous quarter, be carried forward for deduction from Gross Receipts in the immediately succeeding quarter.

2.6

The Operator and Sunburst Mexico shall account and properly record all Costs and Net Proceeds of Production  in accordance with accounting principles generally accepted in the mining industry in Canada.

3.

ADJUSTMENTS AND VERIFICATION

3.1

Payment of any Operator’s Bonus shall not prejudice the right of Sunburst de Mexico to adjust its own statement supporting the payment; provided, however, that all statements presented to the Operator for any quarter shall conclusively be presumed to be true and correct upon the expiration of 3 months following the end of the quarter to which the statement relates, unless within that 3 month period Sunburst de Mexico gives notice to the Operator making claim on an adjustment to the statement which will be reflected in subsequent payment of the Operator’s Bonus.

3.2

Sunburst de Mexico shall not adjust any statement in favour of itself after the expiration of 3 months following the end of the quarter to which the statement relates.

3.3

The Operator shall be entitled upon notice to Sunburst de Mexico to request that the auditor of Sunburst de Mexico provide the Operator with its opinion that any statement delivered pursuant to subsection  of this Appendix II in respect of any quarterly period falling within the 3 month period immediately preceding the date of the Operator’s notice has been prepared in accordance with this Agreement.

3.4

The time for giving the audit opinion contemplated in subsection  of this Appendix II shall not extend the time for the taking of exception to and making claim for adjustment as provided in subsection  of this Appendix II.

3.5

The cost of the auditor’s opinion referred to in subsection  of this Appendix II shall be solely for the account of the Operator requesting the auditor’s opinion, except where the said opinion is to the effect that the statement has not been prepared substantially in accordance with this Agreement, in which case the cost shall be solely for the account of Sunburst de Mexico.